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                                                                    EXHIBIT 12.1

                      R.J. REYNOLDS TOBACCO HOLDINGS, INC.
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (DOLLARS IN MILLIONS)

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
                                                   FOR THE
                                                THREE MONTHS
                                               ENDED MARCH 31,    FOR THE YEARS ENDED DECEMBER 31,
                                               ---------------   -----------------------------------
                                                    2000         1999   1998    1997    1996    1995
                                               ---------------   ----   -----   ----   ------   ----
Earnings before fixed charges:
  Income (loss) from continuing operations
     before income taxes.....................       $169         $510   $(679)  $204   $  563   $348
  Interest and debt expense..................         43          268     426    433      462    484
  Interest portion of rental expense.........          4           15      16     16       14     14
                                                    ----         ----   -----   ----   ------   ----
Earnings before fixed charges................       $216         $793   $(237)  $653   $1,039   $846
                                                    ====         ====   =====   ====   ======   ====
Fixed charges:
  Interest and debt expense..................       $ 43         $268   $ 426   $433   $  462   $484
  Interest portion of rental expense.........          4           15      16     16       14     14
                                                    ----         ----   -----   ----   ------   ----
          Total fixed charges................       $ 47         $283   $ 442   $449   $  476   $498
                                                    ====         ====   =====   ====   ======   ====
Ratio of earnings to fixed charges...........        4.6          2.8       -    1.5      2.2    1.7
                                                    ====         ====   =====   ====   ======   ====
Deficiency in the coverage of fixed charges
  by earnings before fixed charges...........          -            -   $(679)     -        -      -
                                                    ====         ====   =====   ====   ======   ====
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